RUBY TUESDAY, INC. AND SUBSIDIARIES

EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

(a)	The Registrant has no parent.

(b)	The Registrant’s subsidiaries and their jurisdictions of each organization are as follows (100% of voting securities of each subsidiary owned by the Registrant):

               Delaware:

               Ruby Tuesday, LLC
               RTBD, Inc.

In addition to the subsidiaries listed above, the Registrant has a minority ownership in several operating companies, several wholly-owned subsidiaries which hold minority interests in operating companies, and several wholly-owned subsidiaries and/or minority interests in non-operating companies created solely for the purpose of holding certain licenses.